                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.    2   )*
                                             ---------

                            Information Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456727106
                           -------------------------
                                 (CUSIP Number)

                                December 31, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

------------------------                              --------------------------
CUSIP No.  456727106                 13G                  Page 2 of 9 Pages
          --------------
------------------------                              --------------------------

  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Columbia Wanger Asset Management, L.P. 36-3820584
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       Not Applicable                                                    (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
    NUMBER OF
                      None
     SHARES    -----------------------------------------------------------------
  BENEFICIALLY   6    SHARED VOTING POWER

    OWNED BY          811,500
      EACH     -----------------------------------------------------------------
   REPORTING     7    SOLE DISPOSITIVE POWER

    PERSON            None
     WITH      -----------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      811,500
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       811,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not Applicable                                                        [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.9%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

------------------------                              --------------------------
CUSIP No.  456727106                 13G                  Page 3 of 9 Pages
          --------------
------------------------                              --------------------------

  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       Not Applicable                                                    (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
    NUMBER OF
                      None
     SHARES    -----------------------------------------------------------------
  BENEFICIALLY   6    SHARED VOTING POWER

    OWNED BY          811,500
      EACH     -----------------------------------------------------------------
   REPORTING     7    SOLE DISPOSITIVE POWER

    PERSON            None
     WITH      -----------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      811,500
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       811,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not Applicable                                                        [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.9%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

                Information Holdings Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                2777 Summer Street, Suite 209, Stamford, CT 06905

Item 2(a)   Name of Person Filing:

                Columbia Wanger Asset Management, L.P. ("WAM")
                WAM Acquisition GP, Inc., the general partner of WAM
                 ("WAM GP")

Item 2(b)   Address of Principal Business Office:

                WAM and WAM GP are both located at:
                227 West Monroe Street, Suite 3000
                Chicago, Illinois 60606

Item 2(c)   Citizenship:

                WAM is a Delaware limited partnership and WAM
                GP is a Delaware corporation.

Item 2(d)   Title of Class of Securities:

                Common Stock

Item 2(e)   CUSIP Number:

                456727106

Item 3      Type of Person:

                      (e)   WAM is an Investment Adviser registered under
                            section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                                Page 4 of 9 pages

Item 4      Ownership (at December 31, 2003):

                      (a)   Amount owned "beneficially" within
                            the meaning of rule 13d-3:

                            811,500

                      (b)   Percent of class:

                            3.9% (based on 20,874,654 shares outstanding as of November 12, 2003 based on Form 10-Q filed on November 12, 2003)

                      (c)   Number of shares as to which such person has:

                                  (i)    sole power to vote or to direct the
                                         vote: none

                                  (ii)   shared power to vote or to direct the
                                         vote: 811,500

                                  (iii) sole power to dispose or to direct the disposition of: none

                                  (iv)   shared power to dispose or to direct
                                         disposition of: 811,500

Item 5      Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                Not Applicable

Item 8      Identification and Classification of Members of the Group:

                Not Applicable

Item 9      Notice of Dissolution of Group:

                Not Applicable

                                Page 5 of 9 Pages

Item 10     Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 9 Pages

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2004

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.

                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                Page 7 of 9 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc.

                                Page 8 of 9 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

              Dated: February 13, 2004

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.

                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                Page 9 of 9 pages